EXHIBIT 22



SUBSIDIARIES OF REGISTRANT


Cerner Megasource, Inc.

Cerner Corporation PTY Limited

Cerner FSC, Inc.

Cerner International, Inc.

Cerner Limited

Cerner Properties, Inc.

Cerner Software Gmbh